As filed with the Securities and Exchange Commission on _____, 2004

                              Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               12 to 20 PLUS, INC.
                 ______________________________________________
                 (Name of small business issuer in its charter)




           Nevada                         9995 86-0955239
________________________________________________________________________________
State  of  other  jurisdiction    (Primary  Standard      (IRS  Employer
   of  incorporation)                Industrial        Identification  Number)


                            3450 Broad St. Suite 103
                            San Luis Obispo, CA 93401
                                 (805) 543 9185
          _____________________________________________________________
          (Address and telephone number of principal executive offices)

                                  Carol Slavin
                            3450 Broad St. Suite 103
                            San Luis Obispo, CA 93401
                                 (805) 543 9185
            _________________________________________________________
            (Name, address and telephone number of agent for service)

                          Copies of communications to:

                            The O'Neal Law Firm, P.C.
                                William D. O'Neal
                               668 N. 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                                 (602) 267-3588

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.



                         CALCULATION OF REGISTRATION FEE

--------------------- ----------------------- ------------------------- ------------------------- --------------------
   Title of each                                      Proposed                  Proposed
      Class of                                        Maximum                   Maximum                Amount of
   Securities to           Amount to be            Offering Price              Aggregate             Registration
   be registered            Registered                per unit               Offering price               Fee
--------------------- ----------------------- ------------------------- ------------------------- --------------------
Common stock                25,000,000           $0.04 per share (1)           $1,000,000               $126.70
--------------------- ----------------------- ------------------------- ------------------------- --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.(1)

                                   PROSPECTUS

                               12 to 20 PLUS, INC.

This prospectus relates to the sale of up to 25,000,000 shares of our common stock by a stockholder. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess Private Equities Fund II, L.P., which permits us to "put" up to $10 million in shares of Common Stock to Dutchess Private Equities Fund II, L.P. All costs associated with this registration will be borne by us.

The shares of Common Stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol TTTP.OB. On June 30, 2004, the last reported sale price of our Common Stock was $0.04 per share.

Dutchess Private Equities Fund II, L.P. and U.S. Euro Securities are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 96% of the average of the three lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Subject to Completion, The date of this Prospectus is June 30, 2004

                                TABLE OF CONTENTS
PART I
PROSPECTUS  SUMMARY ........................................................ 5
RISK  FACTORS .............................................................. 7
USE  OF  PROCEEDS .......................................................... 11
DILUTION ................................................................... 12
CAPITALIZATION ............................................................. 12
DIVIDEND  POLICY ........................................................... 12
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
   CONDITION  AND  RESULTS  OF  OPERATIONS .................................. 13
DESCRIPTION  OF  BUSINESS ................................................... 16
DESCRIPTION  OF  PROPERTY ................................................... 18
MANAGEMENT .................................................................. 18
EXECUTIVE  COMPENSATION ..................................................... 20
RELATED  PARTY  TRANSACTIONS ................................................ 21
MARKET  FOR  OUR  COMMON  STOCK ............................................. 21
REPORTS  TO  SECURITY HOLDERS ............................................... 21
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT ....... 22
SELLING  STOCKHOLDERS ....................................................... 23
DESCRIPTION  OF  SECURITIES ................................................. 23
PLAN  OF  DISTRIBUTION ...................................................... 24
LEGAL  PROCEEDINGS .......................................................... 25
LEGAL  MATTERS .............................................................. 26
EXPERTS ..................................................................... 26
FINANCIAL  STATEMENTS ....................................................... 27

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS ...................................... 55
EXHIBITS .................................................................... 55
UNDERTAKINGS ................................................................ 56
SIGNATURES .................................................................. 25

PART I
                               PROSPECTUS SUMMARY
                               ------------------

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

                               12 to 20 PLUS, INC.

12 to 20 Plus, Incorporated, a Nevada corporation, is a development stage company engaged in the research, development and marketing of medicated skin care products and vitamin supplements. We incorporated in the State of Nevada on April 29,1996.

Our principal executive offices are located at 3450 Broad St., Suite 103, San Luis Obispo, CA 93401. Our telephone number is (805) 543 9185.

                                  THE OFFERING
                                  ------------

This offering relates to the resale of 25,000,000 shares of our Common Stock by Dutchess Private Equities Fund II, L.P. who will become our stockholder.

We have entered into an Investment Agreement with Dutchess Private Equities Fund II, L.P.also referred to as an Equity Line of Credit. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $10 million in shares of our Common Stock for a purchase price equal to 96% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the Investment Agreement will be either:
(A) two hundred percent of the average daily volume of our common stock for the ten trading days prior to the applicable put notice, multiplied by the average of the three daily closing best bid prices immediately preceding the day we issue the put, or (B) $50,000; provided that in no event will the put amount be more than $1,000,000 with respect to any single Put. In turn, Dutchess has indicated that it will resell our shares in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions.

           OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE
           ---------------------------------------------------------

The following table outlines our capital stock as of June 30, 2004:





Common Stock outstanding
       Before the offering                          55,231,4601)
       After the offering                           80,231,4601)(2)


(1)  Assuming:

     No exercise of stock options outstanding.

(2) Assumes that we put 25,000,000 shares to Dutchess during the term of the Investment Agreement.



                                USE OF PROCEEDS
                                ---------------

We will not receive any proceeds from this offering. We will receive proceeds from our Investment Agreement with Dutchess. See "Use of Proceeds."

                         SUMMARY FINANCIAL INFORMATION
                         -----------------------------

The following summary financial information has been derived from our financial statements and should be read in conjunction with the financial statements and the related notes thereto appearing elsewhere in this prospectus.




                                            For the     For the     For the         For the
                                          year ended  year ended 3 months ended  3 months ended
                                           31-Dec-03   31-Dec-02    31-Mar-04       31-Mar-03
                                                                   (unaudited)     (unaudited)
Statement of Operations Data
  Revenue. . . . . . . . . . . . . . . .    $    159     $  0.00        $  0.00         $  0.00
  Operating costs and expenses . . . . .    $281,602     $20,916        $88,640         $66,916
  Net loss . . . . . . . . . . . . . . .   ($281,602)   ($20,916)      ($88,640)       ($66,916)
  Loss per share . . . . . . . . . . . .      <$0.01      <$0.01         <$0.01          <$0.01
Weighted average # of shares outstanding  29,832,636  19,129,597     32,666,512      29,851,111

Balance Sheet Data
  Current assets . . . . . . . . . . . .    $102,056     $ 4,529       $ 88,901        $102,056
  Total assets . . . . . . . . . . . . .    $188,524     $30,779       $417,754        $188,524
  Total liabilities. . . . . . . . . . .    $126,313     $61,051       $143,183        $126,313
  Shareholders' equity . . . . . . . . .    $ 62,211    ($30,272)      $274,571         $62,211





                                  RISK FACTORS
                                  ------------

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
               -------------------------------------------------

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES TO CONTINUE IN THE FUTURE. WE MAY NEVER BECOME PROFITABLE.

We had a net loss of $(281,602) for the year ended December 31, 2003 and a net loss of $(20,916) for the year ended December 31, 2002. Our future operations may not be profitable if we are unable to develop our business. Revenues and profits, if any, will depend upon various factors, including whether we will be able to receive funding to develop and market new products or find additional businesses to operate and/or acquire. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business.

IF WE DO NOT CONTINUALLY ENHANCE OUR PRODUCTS, OUR REVENUES WILL DECREASE SIGNIFICANTLY.

The market for our products is characterized by rapid changes in the competitive landscape, changing consumer requirements and preferences, new service and product introductions and evolving industry standards that could render the Company's products obsolete. Our success will depend, in large part, on our ability to improve such products, develop new products that address the increasingly sophisticated and varied needs of our customers, and respond to medical advances, emerging industry standards and practices, and competitive product offerings. We may not be successful in responding quickly, cost-effectively and sufficiently to these developments, which could significantly reduce our revenues. Our competitors could succeed in developing or marketing products that are superior to and/or more commercially attractive than ours. Our success will depend in part on our ability to improve and enhance our products in a timely manner. If we fail to enhance our products in a timely manner our revenues could decrease significantly

TO SUCCEED WE WILL NEED TO SECURE AND FILL NEW ORDERS FROM OUR CUSTOMERS BECAUSE WE ARE NOT LIKELY TO HAVE LONG-TERM AGREEMENTS OR EXCLUSIVE CONTRACTS WITH THEM.

We do not anticipate that we will be able to enter into long-term agreements or exclusive guaranteed order contracts with many or any of our customers. Our success will depend on our ability to continually secure new orders from existing and new customers and to fill such orders in a timely fashion. In most or all cases, our customers will be free to place orders or do business with our competitors, and in most if not all cases, our retail customers have a right to return 100% of unsold product. Therefore, we must maintain positive relationships with our customers. If we fail to maintain positive relationships with our customers, we may be unable to generate new orders and our revenues could decrease significantly.

                          RISKS RELATED TO OUR INDUSTRY

WE FACE INTENSE COMPETITION IN OUR INDUSTRY AND IF WE CANNOT SUCCESSFULLY COMPETE, OUR REVENUES WILL DECLINE.

Competition relating to our current products is intense and includes various companies, both within and outside of the United States. Our competitors and potential competitors include large companies with substantially greater financial, sales and marketing, and technical resources, larger and more experienced research and development staffs, more extensive physical facilities and substantially greater experience in marketing products than us. In addition, our competitors may be currently developing, or may attempt to develop, products that are more effective than those being developed and/or sold by us or that would otherwise render our existing products obsolete or uncompetitive. We may not be able to compete successfully. If we cannot compete successfully or the development by our competitors of products that are more effective than those being developed by us would cause our revenues to decline.

WE OPERATE IN A DEVELOPING MARKET THAT EXPERIENCES OCCASIONAL SLOW DOWNS THAT COULD DECREASE OUR REVENUES.

The medicated skin care and vitamin supplement market has experienced occasional slow downs. The market for our products may not develop, and therefore, consumers may not adopt our products. If the market for our products fail to develop, or develops more slowly than expected, or if our products do not achieve market acceptance, Our business, operating results and financial condition will be materially and adversely affected and our revenues would significantly decline.

                  RISKS RELATED TO THIS OFFERING AND OUR STOCK

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT.

Trading in our securities is subject to the Securities and Exchange Commission's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

The common stock to be issued under our agreement with Dutchess will be purchased at a 4% discount to the lowest closing bid price for the five days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our Common Stock to decline and you may not be able to sell our stock for more than you paid for it.

OUR SECURITIES HAVE BEEN THINLY TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD, WHICH MAY NOT PROVIDE LIQUIDITY FOR OUR INVESTORS.

Our securities are quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The Securities and Exchange Commission's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WITH DUTCHESS WHEN NEEDED.

We will depend on external financing to fund our planned expansion. We expect that these financing needs will be primarily met by our agreement with Dutchess. However, due to the terms of the Investment Agreement, this financing may not be available in sufficient amounts or at all when needed. As a result, we may not be able to grow our business as planned.

INVESTORS MUST CONTACT A BROKER-DEALER TO TRADE OVER-THE-COUNTER BULLETIN BOARD SECURITIES. AS A RESULT, YOU MAY NOT BE ABLE TO BUY OR SELL OUR SECURITIES AT THE TIMES THAT YOU MAY WISH.

Even though our securities are quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, THEREFORE, YOU MAY NEVER SEE A RETURN ON YOUR INVESTMENT.

We do not anticipate the payment of cash dividends on our Common Stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. Therefore, you may never see a return on your investment. Investors who anticipate a need for immediate income from their investment should not purchase the securities offered in this prospectus.

                                USE OF PROCEEDS
                                ---------------

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholder. We will not receive proceeds from the sale of shares of Common Stock in this offering. However, we will receive the proceeds from the sale of shares of Common Stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 96% of the average of the three lowest closing bid prices of our Common Stock on the Over-the-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The table assumes estimated offering expenses of $25,000.






                                                  Proceeds      Proceeds
                                              If 100% Sold   If 50% Sold
                                              ------------  ------------
Gross proceeds                                $ 10,000,000   $ 5,000,000
Estimated remaining accounting, legal and
  associated expenses of Offering             $     25,000   $    25,000
                                              ------------  ------------
Net Proceeds                                  $  9,975,000   $ 4,975,000
                                              ============  ============

                                        Priority  Proceeds      Proceeds

Business development . . . . . . . . . . . 1st  $3,241,875    $1,616,875
Research and development. . . . . . . . . .2nd  $1,246,875    $  621,875
Intellectual property . . . . . . . . . .  3rd  $  997,500    $  497,500
Acquisitions. . . . . . . . . . . . . . . .4th  $1,995,000    $  995,000
General and Administrative                 5th  $2,493,750    $1,243,750
                                              ------------  ------------
                                         Total  $9,975,000    $4,975,000
                                              ============  ============

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

                        DETERMINATION OF OFFERING PRICE
                        -------------------------------

The shares of Common Stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

                                    DILUTION
                                    --------

Our net tangible book value as of December 31, 2003 was $(17,085) or <$(0.01) loss per share. Our net tangible book value per share is equal to the amount of our total assets less intangible assets and less total liabilities, divided by the number of shares of Common Stock at December 31, 2003.


You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement to Dutchess. That is, as our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance.


                                 CAPITALIZATION
                                 --------------

The following sets forth our actual capitalization on December 31, 2003

Shareholders' equity

  Common stock, $0.001 par value, authorized 100,000,000 shares
    issued and outstanding - 32,612,666 shares . . . . . . . . . . .$    32,613
  Additional paid in capital . . . . . . . . . . . . . . . . . . . .$  (411,489)

Accumulated deficit. . . . . . . . . . . . . . . . . . . . . . . . .$   384,891

Accumulated other comprehensive income . . . . . . . . . . . . . . .$
                                                                ---------------
Deferred stock compensation. . . . . . . . . . . . . . . . . . . . .$         0
                                                                ---------------
Total Capitalization  (cash at year end) . . . . . . . . . . . . . .$     6,960
                                                                ===============


                                DIVIDEND POLICY
                                ---------------

We do not pay dividends on our Common Stock and we do not anticipate paying dividends on our Common Stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Introduction

The following discussion is intended to provide an analysis of the Company's financial condition and Plan of Operation and should be read in conjunction with the Company's financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

Plan of Operation

12to20 Plus LOB: 12 to 20 Plus, Inc. has researched and developed an innovative Acne Therapy System(TM), driven by a market void of effective over-the-counter products that treat acne skin conditions without irritation.

12 to 20 Plus will be taken to market as a complete Acne Therapy System for the prevention, control and treatment of acne skin conditions. Dual purpose product benefits will be promoted in advertising that will position the products as medicated cosmetics which enhance and beautify skin while working to clear and control acne related skin problems. The current product line:

     o    Zit Stick
     o    Pimple Pencil
     o    12to20Plus Face and Body Soap
     o    12to20Plus Medicated Pads

The Company will capitalize on the incorporation of two super trends in skin care-high tech and natural positioning in its consumer advertising campaign.

Consumer spending on skin care, cosmetics and fragrances is expected to exceed $553 million in 2004. The international market for acne remedies is estimated at another $400 million, bringing the total potential market to around $900 million worldwide.

The Company will launch an online marketing campaign to dermatologists and back the campaign up with an educational ecommerce Web site (www.12to20plus.com).

Nutraceutical Research Group LOB: NRG has begun the creation of a "Dispensary" program for health practitioners that will include more than 20 of its proprietary and private-labeled products. NRG will market this program to health practitioners via direct mail programs (NRG recently acquired a database of more than 45,000 chiropractors in the US), through health provider franchisers in the United States, Canada, Europe and Eastern Europe. NRG will also market directly to health practitioners through sponsored seminars showing the health practitioners how to market, sell and collect from the new "Dispensary" programs. The NRG ecommerce web site (www.nutraceuticalresearch.com) will be tailored to the health practitioner, letting them place their bulk orders online and allowing their clients to re-order directly from the web site (co-branded with the health practitioner's contact information) so that the health practitioner actually makes revenue on sales that their clients book themselves online. We plan on a major "pay per click" Internet campaign that will reach up to 80% of Internet users, based on "key word" searches.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

In addition to its nutraceutical products for depression (Anaplex), macula degeneration (VisonKare), its substance abuse systems (Quit system) and nutrient weight loss therapy system (Trim-A-Way), the dispensary program will include products for heart health, cholesterol management, diabetes, general good health (antioxidants like ubiquinine) and more. Most of the new NRG proprietary and private-label products are so new, that they are not yet named. The products (by description and purpose) to be included within the NRG Dispensary program include:

     o    Ubiquinine/co-enzyme   Q10   product   in  a  "melt  in  your   mouth"
          formulation.   Addresses  Cardiovascular  function,  cancer,  powerful
          anti-oxidant (part of our Heart Health System)
     o    Phytonutrients (a Multi-Vitamin) for General Good Health
     o    Natural Beta-Carotene
     o    Antioxidant multi-vitamin (General Health)
     o    Supplement for joints and mental health
     o    A  Glucosamine  supplement  that supports  joints and  cartilage-Extra strength
     o    Promotes intestinal health (Digestive)
     o    Calcium with magnesium-to maintain healthy bones
     o    Highly concentrated trace element supplement (General Good Health)
     o    Healthy mental function supplement
     o    Quit-System: Smoker's recovery
     o Supplement to Significantly lower cholesterol levels (Cardiovascular function) and part of our Heart Health System
     o    Supplement to Promote intestinal balance and good health
     o    Omega 3-fatty acid (part of our Heart Health System)
     o    Women's  heart  health  Supplement  packs  (part of our  Heart  Health
          System)
     o    DHEA as a Natural steroid hormone
     o Ultra protein plus- Energy/sports/fitness, Diabetes (Protein drink in several flavors)
     o    Children's health supplements (multi-vitamin)
     o    VisionKare: Slows down the process of macular degeneration
     o    Anaplex:   Corrects  brain  chemical   imbalances,   useful  to  fight
          depression
     o Phosphatidly serine, a supplement for Neurological good health and for senior nutrition
     o Women's Supplement Pack for Menopausal and Post-Menopausal life (part of our healthy heart program for women)

Hinoki Bana LOB: In April 2004, 12 to 20 Plus acquired H. Bana, Ltd., and with it, its line of hair restoration products. The Hinoki Bana Hair Restoration System that consists of four products that are effective as individual items, but more effective as a "system." The four Hinoki Bana products include:
     o    a topical treatment applied to the scalp;
     o    an ingestible nutraceutical for "systemic" hair health;
     o    a thickening nutritive shampoo and
     o    a thickening and nutritive conditioner.

Distributors in Italy, Switzerland, Germany and Eastern Europe have expressed interest in reselling the Hinoki Bana Hair Restoration System overseas. The company will market the system through Internet "key word" searches that may reach up to 80% of Internet users while only paying for those that actually visit the Hinoki Bana ecommerce web site (www.hinokibana.com).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

Results of Operations

Fiscal Year Ended December 31, 2003 as compared to fiscal year ended December 31, 2002.

Total revenues for fiscal 2003 were $159 as compared to $0 in fiscal 2002, an increase of 15000% $159 mainly due to sales of purchased inventory Product sales decreased in fiscal 2003 to $159 from $0 due to sales of purchased inventory.

Cost of goods sold of $24,401 for fiscal 2003 increased by 709% to $24,401 from $3,442 for fiscal 2002, due to purchased inventory.

General and administrative expenses in fiscal 2003 increased by 804% to $81,428 from $10,129 for fiscal 2002 due to Leases, operations consulting and inventory acquisition

Research and development costs increased for fiscal 2003 to $194,905 from $5,752 for fiscal 2002 primarily due to acquisition of consulting assets from Neurochemcical research Corp

We had no interest income for fiscal 2003 or fiscal 2002..

The net loss increased by 1346% to $281,602 for fiscal 2003 from $20,916 for fiscal 2002. The increase is primarily due to Increased R&D, increased operational costs and insignificant income

Three Months Ended March 31, 2004 as compared to Three Months Ended March 31, 2003.

For the quarter ended March 31, 2004, we had no revenues which represents no change from the same period in fiscal year 2003.

Cost of services and goods sold was $0 for the period ending March 31, 2004 which represents no change from thesame period in fiscal 2003, due to no sales.

General and administrative expenses decreased by 60% during the quarter ended March 31, 2004 to $26,149 as compared to $65,976 for the same period in fiscal 2003, due to cost controls.

Research and development costs increased by 6000% during the quarter ended March 31, 2004 to $61,029 from $0 for the same period in fiscal 2003, due to hiring a consultant.

We had no interest income during the quarter ended March 31, 2004 which represents no change from the same period in fiscal 2003.

Net loss for the quarter ended March 31, 2004 increased/decreased by 132% to $88,640 from $66,916 for the same period in fiscal 2003 due to increased research and development costs

Financial Condition, Liquidity and Capital Resources

At March 31, 2004, we had approximately $10,762 in cash and marketable securities, as compared to a balance of $1,007 at March 31, 2003. The net increase of $9,755 in cash and marketable securities is primarily due to cash used in operations. There were no purchases of property, plant and equipment in the quarter ended March 31, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - continued

We intend to utilize the funds from our equity line with Dutchess to manufacture, advertise, and sell product and to develop and market new products into a new market

We have historically used existing cash and readily marketable securities balances to fund operating losses and capital expenditures.

We have incurred recurring losses and had net losses aggregating $281,602 in fiscal years ended December 31, 2003 and 2002. Our business strategy includes marketing through the Internet and direct to health professionals, using our database of more than 45,000 chiropractors and to franchisers and suppliers to health practitioners in North America and Europe. We intend to finance this business strategy by using our current working capital resources and cash flows from existing operations. Our sales of Hinoki Bana hair restoration systems may not be sufficient by itself to offset related expenses.

We anticipate that our cash flow from operations, available cash and marketable securities will be sufficient to meet our anticipated financial needs for at least the next 6 months. However, in certain circumstances we may need to raise additional capital in the future, which might not be available on reasonable terms or at all. Failure to raise capital when needed could adversely impact our business, operating results and liquidity. If additional funds are raised through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

Our primary  capital  resource  commitments at March 31, 2004 consist of Product
manufacturing,   branding,   marketing,  sales  acquisitions  and  research  and
development

We intend to pursue additional customers through the sale and marketing of our products via the Internet and direct to health practitioners for resale. Additionally, we may seek partners and acquisition candidates of businesses that are complementary to our own. Such investments would be subject to our obtaining financing through issuance of debt or other securities. Any acquisitions may be dilutive to stockholders.


                            DESCRIPTION OF BUSINESS
                            -----------------------

12 to 20 Plus, Inc. currently has three lines of business (LOB): 12 to 20 plus Acne Therapy System(TM); Hinoki Bana hair restoration system; Nutraceutical Research Group, nutraceutical products for general good health, heart health, diabetes management, smoking, stimulant and alcohol abuse systems, macula health and chemo care products.

12 to 20 Plus LOB: driven by the market void for effective over-the-counter products that treat acne skin conditions without irritation. The 12 to 20 Plus concept is counter to the acne treatment industry's marketing of harsh products which are designed to "strip away" acne and while the acne is being stripped, the skin is being robbed of its natural moisture and the acne condition is actually being aggravated in the process.

12 to 20 Plus products offer the following benefits over typical acne treatment products:

     a.   reduced irritation
     b.   moisture retention properties
     c.   maintenance of skin's natural pH balance
     d.   skin healing qualities

The complete system of product use is key to the marketing concept. The 12 to 20 Plus system is gentle enough for daily use and primarily designed to help control and prevent acne conditions from taking over.

Acne treatment products are constantly in demand, and demand for less-irritating products is skyrocketing. While teenagers are the primary demographic targets there has been a shift to develop remedies geared toward adults. Retailers say adult acne is an area of increased interest and it is an increasing problem due to environmental stress. Dermatologists report that since adults have more sensitive skin, their acne needs to be treated differently than teenage breakouts. The ingredients in the Company's products are gentle enough to treat adult skin.

The product mix combines high purity drying and peeling agents (for the purpose of exfoliation), chosen for their gentleness to skin along with biological and botanical extracts and water-soluble humectants that gently, powerfully and quickly treat acne conditions. Zit Stick, a handy carry-around remedy in a pocketsize container is odorless, colorless and greaseless; a product developed to treat skin blemishes any time of the day. Companion products include Pimple Pencil(TM), a medicated cover stick in a pencil and soothing Blemish -Free Skin Enhancer Lotion(TM) containing antioxidants, vitamins and enzymes plus silky smooth amino acids for beautiful skin.

Nutraceutical Research Group LOB: the division markets highly efficient, condition-specific dietary supplements containing the most sophisticated combination of extensively researched nutritional elements available. These products utilize potent pharmaceutical grade "amino acids", important protein constituents that serve as neurotransmitter precursors, membrane stabilizers and enzyme precursors. For energy production and other body functions, the utilization of amino acids is improved by providing the proper nutrients, such as antioxidants, to support their activities.

VisionKare(TM) contains advanced beneficial nutrients that are the first effective treatment to slow the progression of the disease known as age-related macular degeneration (AMD), according the results of a 9-year National Eye Institute Study. ChemoKare(TM), containing grape extracts which possess chemoprotective properties, slows onset and growth of new cancer cells while promoting growth of healthy cells. NRG also markets QuitSystem(R) neuronutrient supplementation substance abuse therapies formulated to compensate for neurochemical imbalances in brain chemistry which are caused by genetics, long-term abuse and lack of ability to absorb nutrients.

With Anaplex(TM), NRG has created a new class of antidepressants based on a nutritive-designed therapy and a new category at retail - OTC depression. The product is an alternative to prescription antidepressant drugs, based on a "no side effects profile". A lack of specific nutrients, especially amino acids which make the brain function smoothly, can result in confusion, personality changes and stress-related depression, a problem which Anaplex addresses.

Retail sales in the mushrooming dietary supplement business are expected to hit $21 billion by year 2007, according to Frost & Sullivan.

NRG has begun to develop a proprietary "Heart Health System" specifically targeting women at or near menopause, since their risk of heart attack is greatest at that stage of their lives. Only now is this market beginning to be addressed by the media and the White House (Laura Bush has spoken of this need). The Company expects to use extensive Internet marketing programs targeting women's health sites as well as targeting health professionals to become resellers through our upcoming "dispensary" programs.

The Company has also acquired the rights to private label several new products for heart health and cholesterol management, such as ubiquinine, the top selling nutritional product under various brand names (Co-enzyme Q-10, for instance). The Company will also be packaging more than 20 NRG products in a "Dispensary" that will be marketed directly to health practitioners (the Company has acquired a database of more than 45,000 Chiropractors in the United States) and through health practitioner Franchisers and associations.

The Company is in discussions with several potential distributors of our NRG products and Dispensary program in Europe and Eastern Europe as well.

Hinoki Bana LOB: In April 2004, 12 to 20 Plus acquired H. Bana, Ltd., and with it, its line of hair restoration products. The Hinoki Bana Hair Restoration System that consists of four products that are effective as individual items, but more effective as a "system." The four Hinoki Bana products include: a topical treatment applied to the scalp; an ingestible nutraceutical for "systemic" hair health; a thickening nutritive shampoo and a thickening and nutritive conditioner.

                            DESCRIPTION OF PROPERTY
                            -----------------------

Our corporate office is located in a 2500 square foot office building located at 3450 Broad St., Suite 103 San Luis Obispo, CA 93401 This facility is leased through April 2009 at a monthly rental of $4850 per month during. This is a full service lease that includes utilities, maintenance and taxes on the property, janitorial and security service.

                                   MANAGEMENT
                                   ----------

DIRECTORS  AND  EXECUTIVE  OFFICERS

Our executive officers and directors and their ages as of December 31, 2004 are as follows:


Name                      Position                Director since       Age
-----------------------   ---------------------   -----------------   -----
Carol Slavin              Director/President                            61

Linda Hannon              Director/ Secretary                           61

Elizabeth Jaeger          Director                                      31

Biographies of executive officers and directors

Carol Slavin, 61 Director/President has 26 years experience encompassing every phase of consumer product development from labeling requirements to source components and suppliers. In addition, Ms. Slavin has been involved in all aspects of the nutritional supplement products business for over 10 years. A former fashion editor, she also has an extensive public relations, promotion and media writing background. Special assignments she created on a freelance basis include initiating a liaison with the White House to obtain then First Lady Betty Ford as honored guest for a City of Hope Medical Center fund raiser and successful execution of extensive broadcast and print coverage for the National Father's Day Council and the International Fashion Group programs, Los Angeles chapter. Ms. Slavin has completed courses in Journalism and English at Cerritos College, and was previously employed by Neurochemical Research Corporation for the past 5 years.

Linda Hannon, 61, Director/Secretary, has served for the past 5 years as a Customer Service Supervisor for AutoDoc Software, a producer of Palm Pilot software for physicians. Previously, she worked in customer service for LabCo Pharmaceuticals' hospital, clinical market segment and industrial accounting in the nutritional supplement and energy industries, as well as with Eagle Energy, a petroleum business. Ms Hannon has studied business and accounting at Cuesta College.

Elizabeth Jaeger, 31, Director, is Vice President and Marketing Director for Cannon Associates, a civil engineering and planning firm whose major client is UNOCAL and has served in that capacity for the past 5 years. She is a graduate of the University of Washington with a B.A. degree in communications.

                  LIMITATIONS ON OFFICER AND DIRECTOR LIABILITY
                  ---------------------------------------------

Our articles of incorporation provide, as permitted by governing Nevada law, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages relating to an officer's or director's position with the exception for liability (i) for breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit. In addition, our by-laws provide for indemnification of directors to the full extent of the law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

                             EXECUTIVE COMPENSATION
                             ----------------------

Set forth in the following table is certain information relating to the approximate remuneration we paid during the past three fiscal years to our Officers and Directors for the fiscal year ending December 31, 2003.



                                                                        LONG-TERM
                                               ANNUAL COMPENSATION    COMPENSATION
                                              --------------------  ----------------
                                                                       SECURITIES
                                    FISCAL                          UNDERLYING STOCK
NAME AND PRINCIPAL POSITION         YEAR    ANNUAL SALARY   BONUS       OPTIONS
----------------------------------  ------  -------------  -------  ----------------
Carol Slavin  Director/President    2003       $0.00        $0.00        0.00
Linda Hannon  Director/Secretary    2003       $0.00        $0.00        0.00
Elizabeth Jaeger Director           2003       $0.00        $0.00        0.00

----------------------------------  ------  -------------  -------  ----------------

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth the stock options granted to our executive officer named during the fiscal year ended December 31, 2003.





                                      INDIVIDUAL GRANTS
                                    ------------------------
          NUMBER OF SECURITIES       % OF TOTAL OPTIONS
          (SHARES OF COMMON STOCK)  GRANTED TO            EXERCISE
          UNDERLYING OPTIONS        EMPLOYEES/DIRECTORS   PRICE       EXPIRATION
NAME      GRANTED(1)                IN FISCAL             ($/SHARE)   DATE
--------  ------------------------  --------------------  ---------   ----------
NONE


EXERCISE OF STOCK OPTIONS AND YEAR-END OPTION VALUES

There were no exercises of stock options by the named executive officer during the fiscal year ended December 31, 2003. The following table sets forth certain information regarding options of the named executive officer outstanding as of December 31, 2003.

                                   YEAR-END OPTION VALUES
                  ---------------------------------------------------------
                  NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                  UNDERLYING UNEXERCISED               IN-THE-MONEY
                  OPTIONS/WARRANTS AT                  OPTIONS/WARRANTS AT
                  DECEMBER 31, 2003                   DECEMBER 31, 2003 (1)
NAME        EXERCISABLE         UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
-------- ------------------  ------------------  ------------      -------------
NONE


                           RELATED PARTY TRANSACTIONS
                           --------------------------
None.

                          MARKET FOR OUR COMMON STOCK
                          ---------------------------

Our Common Stock is currently quoted on the over-the-counter bulletin board under the symbol "TTTP.OB". The following table sets forth the range of high and low bid prices for our Common Stock during the periods indicated. The prices set forth below represent inter-dealer prices, which do not include retail mark-ups and markdowns, or any commission to the broker-dealer, and may not necessarily represent actual transactions.



YEAR  ENDED DECEMBER 31, 2003
QUARTER ENDED March 31, 2004
QUARTER ENDED June 30, 2004
COMMON STOCK
------------------------------  -------------------------
                                    HIGH           LOW
                                -------------  ----------

December 31, 2003                    $0.36       $0.03
March 31, 2004                       $0.09       $0.03
June 30, 2004                        $0.23       $0.04




NUMBER OF STOCKHOLDERS

As of June 30, 2004, there were approximately 69 qualified record holders of our Common Stock.

                          REPORTS TO SECURITY HOLDERS
                          ---------------------------

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission. Our reports, and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington D.C. 20549. You can obtain information on the operations of the Public Reference Room by calling the SEC at
(800) SEC-0330. Information also is available electronically on the Internet at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to 12 To 20 Plus, Inc., 3450 Broad St., Suite 103, San Luis Obispo, CA 93401. Telephone requests may be directed to us at (805) 543 9185.

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our Common Stock as of December 31, 2003 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2003 fiscal year and (iv) all of our directors and current executive officers as a group:

NAME AND ADDRESS OF
BENEFICIAL OWNER(1)                             AMOUNT AND NATURE
-------------------------------               ----------------------
                                  BENEFICIAL OWNERSHIP(2)      PERCENT OF CLASS
                                  -----------------------      -----------------
Carol Slavin                               1,600,000                  4.91%
Director/President
2600 Silver Wood Way
Paso Robles, CA 93466

Linda Hannon                                 540,000                  1.66%
Director/Secretary
33 Villa Santa Barbara
Paso Robles, CA 93466

Elizabeth Jaeger                             540,000                  1.66%
Director
132 Broad St.
San Luis Obispo, CA 93405

Coslabs Ltd.                               4.383,738                 13.44%
1350 E. Flamingo #1091
las Vegas, NV 89719

North American Equity                      4,500,000                  13.8%
P.O. Box 101%
Santa Margarita, CA 93453

Philip M. Young & JoAnn Young              4,140,000                  12.7%
Family Trust
18036 N. 15th St.
Phoenix, AZ 85022
--------------------------------------------------------------------------------
Total Director/Officers and 5% Owners:    15,703,738                 48.17%

                              SELLING STOCKHOLDERS
                              --------------------

Based upon information available to us as of June 30, 2004, the following table sets forth the names of the selling stockholder, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.


Name and address                                                                Number of Shares
of beneficial owner                      Number of Shares     Number of Shares  Owned After
                                         Beneficially Owned   Offered           Offering(1)
-----------------------------------      ------------------   ----------------   -----------------
Dutchess Private Equities Fund , L.P.(2)         0             25,000,000(3)           -0-

(1) This number assumes the selling shareholder sells all of its shares prior to the completion of the offering.
(2) Michael Novielli and Douglas Leighton, are the Managing Members of Dutchess Capital Management, which is the General Partner of Dutchess Private Equities Fund II, L.P..
(3)  Consists of shares that may be issued pursuant to an Equity Line Agreement.



                           DESCRIPTION OF SECURITIES
                           -------------------------

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 100,000,000 shares of common stock having a par value of $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

                              PLAN OF DISTRIBUTION
                              --------------------

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale; or
- in private transactions and transactions otherwise than on these exchanges or systems or in the Over-The-Counter market;
-    at prices related to such prevailing market prices, or
-    in negotiated transactions, or
-    in a combination of such methods of sale; or
-    any other method permitted by law.

The selling stockholder may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholder may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund II, L.P. and U.S. Euro Securities and any broker-dealers who act in connection with the sale of its shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholder that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholder that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholder that they may not:

-    engage in any stabilization activity in connection with any of the shares;
-    bid for or purchase any of the shares or any rights to acquire the shares,
- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholder that it must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

We  expect  to  incur   approximately   $25,000  in  expenses  related  to  this
registration statement. Our expenses consist mainly of accounting and legal fees.

We engaged U.S. Euro Securities as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge U.S. Euro Securities has no affiliation or business relationship with Dutchess. U.S. Euro Securities will be our exclusive placement agent in connection with the Investment Agreement. We agreed to pay U.S. Euro Securities 1% of the gross proceeds from each put with an aggregate maximum of $10,000 over the term of our agreement. The Placement Agent Agreement terminates when our Investment Agreement with Dutchess terminates pursuant to the terms of that Investment Agreement.

                               LEGAL PROCEEDINGS
                               -----------------

We are not aware of any litigation or potential litigation affecting us or our assets.

                                 LEGAL MATTERS
                                 -------------

The legality of our shares of Common Stock being offered hereby is being passed upon by William D. O'Neal, Esq. Of The O'Neal Law Firm, P.C.. Mr. O'Neal will not receive a direct or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our company. Nor does Mr. O'Neal have any contingent based agreement with us or any other interest in or connection to us.

                                    EXPERTS
                                    -------

The financial statements included in this prospectus, have been audited by Shelley Int'l, C.P.A., independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Shelley Int'l, C.P.A. has no direct or indirect interest in us, nor were they a promoter or underwriter.

                             ADDITIONAL INFORMATION
                             ----------------------

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of Common Stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and the Units, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                                 12 to 20, INC.
                              FINANCIAL STATEMENTS



                     FINANCIAL STATEMENTS TABLE OF CONTENTS


Report of Independent Registered Public Accounting Firm as of
     March 31, 2004, and December 31, 2003 .................................. 28

Balance Sheets as of March 31, 2004,  and December 31, 2003 ................. 29

Statements of Operations (Unaudited) Three Months Ended March 31, 2004
     and Three Months Ended March 31, 2003 .................................. 30

Statement of Stockholders' Equity (Unaudited) Ended March 31, 2003 .......... 31

Statements of Cash Flows (Unaudited) Three Months Ended March 31, 2004
     and Three Months Ended March 31, 2003 .................................. 32

Notes to unaudited financial statements March 31, 2004 and December
     31,2003 ........................................................... 33 - 39

Audited  balance sheets as of December 31, 2003, and 2002 and the related  statements of  operations,  stockholders'  equity,  cash flows and Notes for the year ended December 31, 2003 ................... 40

             Report of Independent Registered Public Accounting Firm
            ----------------------------------------------------------


To the Board of Directors and Audit Committee
12 TO 20 Plus, Inc.

We have reviewed the accompanying interim balance sheets of 12 TO 20 Plus, Inc., as of March 31, 2004, and December 31, 2003 and the associated statements of operations, stockholders' equity and cash flows and for the three-month periods ended March 31, 2004 and March 31, 2003. These interim financial statements are the responsibility of the Company's management.


We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.


Shelley International, CPA

Mesa, Arizona, U.S.A.

March 21, 2004

                          12 TO 20 PLUS, INCORPORATED

                                 BALANCE SHEETS
                                 --------------
                                  (Unaudited)

                                     ASSETS
                                     ------
                                                   March 31,    December 31,
                                                      2004          2003
                                                -------------- --------------
CURRENT ASSETS
   Cash                                          $      10,762  $       6,960
   Inventory                                            24,401         24,401
   Lease Deposits                                        2,869          2,869
   Prepaid Expenses                                     50,869         67,826
                                                -------------- --------------
   Total Current Assets                                 88,901        102,056
                                                -------------- --------------
PROPERTY AND EQUIPMENT (NET)                             7,687          7,172
                                                -------------- --------------
OTHER ASSETS
   Investment in Subsidiary                            240,000
   Trademarks, Formulae and Client Files (Net)          81,166         79,296
                                                -------------- --------------
   Total Other Assets                                  321,166         79,296
                                                -------------- --------------
TOTAL ASSETS                                     $     417,754  $     188,524
                                                ============== ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
   Accounts Payable                              $      76,423  $      60,275
   Notes Payable                                        66,760         66,038
                                                -------------- --------------

TOTAL LIABILITIES                                      143,183        126,313
                                                -------------- --------------
STOCKHOLDERS' EQUITY
   Common Stock authorized is 100,000,000
   shares at $0.001 par value.  Issued and
   outstanding on March 31, 2004 is 38,062,666
   and December 31, 2003 is 32,612,666 shares.          38,063         32,613
   Additional Paid in Capital                          695,039        411,489
   Stock Subscribed                                     15,000          3,000
   Retained Earnings (Loss)                           (473,531)      (384,891)
                                                -------------- --------------
   Total Stockholders' Equity                          274,571         62,211
                                                -------------- --------------
TOTAL LIABILITIES AND

STOCKHOLDERS' EQUITY                             $     417,754  $     188,524
                                                ============== ==============


The accompanying notes are an integral part of these statements

                           12 TO 20 PLUS, INCORPORATED

                            Statements of Operations
                            ------------------------
                                  (Unaudited)

                                                 Three Months    Three Months
                                                    Ended           Ended
                                                   March 31,       March 31,
                                                     2004           2003
                                                -------------- --------------

INCOME
   Sales
                                                -------------- --------------
EXPENSES
   Administrative Expenses                       $      26,149  $      65,976
   Professional and Consulting                          61,029
   Depreciation                                            740            250
   Interest Expense                                        722            690
                                                -------------- --------------
   Total Expenses                                       88,640         66,916
                                                -------------- --------------
Net (Loss) before Income Taxes                         (88,640)       (66,916)
                                                -------------- --------------
   Provision for Income Taxes

NET (LOSS)                                       $     (88,640) $     (66,916)
                                                ============== ==============
Primary and Diluted
   Net (Loss) per Common Share                          a              a
                                                -------------- --------------
Weighted Average Number of Shares
   Common Shares Outstanding                        32,666,512     29,851,111
                                                -------------- --------------

a = less than $0.01

The accompanying notes are an integral part of these statements

                           12 TO 20 PLUS, INCORPORATED

                       Statement of Stockholders' Equity
                       ---------------------------------
                                  (Unaudited)

                                       Common Stock
                                  ---------------------   Paid in   Stock       Accumulated       Total
                                     Shares    Amount     Capital   Subscribed    (Loss)          Equity
                                  ----------- --------- ---------- ----------- ------------- ------------
Total as of December 31, 1999       3,070,112  $  3,070  $  (2,660)              $      (410)

Common Stock Issued for Assets      1,668,539     1,669      3,331                                $ 5,000
Common Stock Issued for Service       667,416       667        433                                  1,100
Common Stock Issued for Cash          667,416       667        333                                  1,000

 Net (Loss)                                                                          (53,295)
                                  ----------- --------- ---------- ----------- ------------- ------------
Total as of December 31, 2000       6,073,483     6,073      6,437                   (53,705)     (41,195)

 Net (Loss)                                                                          (28,668)     (28,668)
                                  ----------- --------- ---------- ----------- ------------- ------------
Total as of December 31, 2001       6,073,483     6,073      6,437                   (82,373)     (69,863)

Common Stock Issued for Service       266,966       267      1,733                                  2,000
Common Stock Issued for Assets      5,005,618     5,006     13,744                                 18,750
Common Stock Issued to retire Debt  6,674,157     6,674      6,151                                 12,825
Common Stock Issued to retire Debt  8,342,697     8,343     32,559                                 40,902
Recapitalization, April 12, 2002
   Common Stock Issued              3,337,079     3,337    (20,307)                               (16,970)

Stock Subscribed                                                    $    3,000                      3,000

Net (Loss)                                                                           (20,916)     (20,916)
                                  ----------- --------- ---------- ----------- ------------- ------------
Balance, December 31, 2002         29,700,000    29,700     40,317       3,000      (103,289)     (30,272)

Common Stock Issued for Cash          866,666       867    122,133                                123,000
Common Stock Issued for Service     1,846,000     1,846    227,254                                229,100
Common Stock Issued to retire Debt    200,000       200     21,785                                 21,985

Net (Loss)                                                                          (281,602)    (281,602)
                                  ----------- --------- ---------- ----------- ------------- ------------
Balance, December 31, 2003         32,612,666    32,613    411,489       3,000      (384,891)      62,211

Stock Subscribed                                                        12,000                     12,000
Common Stock Issued for Services    2,450,000     2,450     46,550                                 49,000
Common Stock Issued to acquire
   Subsidiary                       3,000,000     3,000    237,000                                240,000

 Net (Loss)                                                                          (88,640)     (88,640)
                                  ----------- --------- ---------- ----------- ------------- ------------
Balance, March 31, 2004            38,062,666  $ 38,063  $ 695,039  $  15,000   $   (473,531) $   274,571
                                  =========== ========= ========== =========== ============= ============

The accompanying notes are an integral part of these statements

                           12 TO 20 PLUS, INCORPORATED

                            Statements of Cash Flows
                            ------------------------
                                  (Unaudited)

                                                 Three Months   Three Months
                                                    Ended          Ended
                                                  March 31,      March 31,
                                                    2004             2003
                                                -------------- --------------
OPERATING ACTIVITIES

   Net (Loss)                                        $ (88,640)     $ (66,916)

   Significant Non-Cash Transactions
      Issued 2,450,000 common shares for
      services valued at $49,000.                       49,000
      Issued 3,000,000 common shares to
      acquire subsidiary valued at $240,000.           240,000

   Changes in Assets and Liabilities
      Inventory                                                       (20,959)
      Prepaid Expense                                   16,957         (2,869)
      Notes Receivable                                                (42,900)
      Depreciation Expense                                 740            250
      Accounts Payables                                 16,148        174,318
                                                -------------- --------------
Net Cash Provided/(Used) by Operating Activities       234,205         40,924
                                                -------------- --------------
INVESTING ACTIVITIES
   Purchase of Equipment                                (1,255)        (3,741)
   Investment in Subisiiary                           (240,000)
   Trademarks, Formulae, Client Files                   (1,870)      (104,777)
                                                -------------- --------------
Net Cash (Used) by Investing Activities               (243,125)      (108,518)
                                                -------------- --------------
FINANCING ACTIVITIES
   Principle Received on Notes                             722         14,514
   Common Stock Subscribed                              12,000
   Proceeds from the sale of Common Stock                                 400
   Paid in Capital                                                     52,600
                                                -------------- --------------
Cash Provided by Financing Activities                   12,722         67,514
                                                -------------- --------------
Net Increase in Cash                                     3,802            (80)

Cash, Beginning of Period                                6,960          1,087
                                                -------------- --------------
Cash, End of Period                                   $ 10,762       $  1,007
                                                ============== ==============
Significant Non-Cash Transactions:
 For quarter ended March 31, 2004 Common Stock issued included 2,450,000 shares for services valued at $49,000 and 3,000,000 shares to acquire a subsidiary valued at $240,000.

Supplemental Information:
       Interest Paid                                  $    722       $    690

The accompanying notes are an integral part of these statements.

Notes to Financial Statements
-----------------------------

                           12 To 20 Plus, Incorporated

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                       March 31, 2004 and December 31,2003

Note 1. OVERVIEW OF OPERATIONS AND ACCOUNTING POLICIES

12 TO 20 PLUS INCORPORATED (originally Loughran/Go Corporation), was incorporated in April 26, 1996. The Company was organized to manufacture and market over-the-counter medical remedies and similar products through retail establishments. During 1996 the Company purchased formulae for the remedies. During the year 2000 inventory was purchased and additional promotion of products was begun. Although minimal sales have taken place to date, management has actively been distributing samples and expects sales to begin soon.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company has a substantial deficit in retained earnings from losses for the previous years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty

Product Development
--------------------

The Company holds the trademarks Zit Stick, QuitSystem, ChemoKare, VisionKare and Anaplex. The Company holds the rights to manufacture and market the products Zit Stick, Zit Stick Patch, Pimple Pencil, Zit Stick Facial Wash, Body Cleansing Bar, Blemish-Free Lotion, QuitSystem (Smokers Recovery Formula), QuitSystem (Alcohol Abuse Recovery Formula), QuitSystem (Stimulant Abuse Recovery Formula), Anaplex (Natural Antidepressant Formula), VisionKare (Supplement for Macular Degeneration), ChemoKare (Natural Cancer Fighting Compound), Male Virility (Natural Alternative to Viagra) and Trim-A-Way (Weight Control & Body Shaper Supplement).

Marketing Strategy
-------------------
The Company plans to market its products through an animated web site designed by an illustrator who creates special effects for the movie industry. The Company may also sell to Drugstore.com and other Internet retailers. Magazine advertising will direct potential customers to retail Internet sites.

Revenue Recognition
-------------------
The Company will recognize revenue upon shipment to the web site purchaser.


Research and Development
------------------------
The Company expenses product research and development costs as they are incurred. The Company does not expect to have much research and development costs.

Advertising
-----------
Advertising costs are expensed as incurred. No advertising expense was incurred for the three months ended March 31, 2004 and 2003.

Inventory
---------
The Company contracts with a third party to manufacture products and is not billed nor obligated for any work-in-process costs. Inventory is all finished goods and is stated at lower of cost or market on a FIFO basis. On February 25, 2003 the Company purchased inventory through the purchase of the assets and liabilities of NRC Corporation. Detail for the inventory at 3/31/04 and 3/31/03 follows:


                                         3/31/04    3/31/03

                  Inventory at Cost      $24,401    $24,401
                                      ==========  =========

Equipment
---------
Equipment is depreciated using the straight-line method over the estimated useful lives, which is five years. The Company acquired Leasehold Improvements through the purchase of the assets and liabilities of NRC Corporation.


Fixed assets consist of the following:
                                                    3/31/04   12/31/03
                                                 ---------- ----------
                  Leasehold Improvements             $3,741     $3,741
                  Office equipment                    8,883      7,628
                                                 ---------- ----------

                  Total fixed assets                 12,624     11,369

                  Less: Accumulated depreciation     (4,937)    (4,197)
                                                 ---------- ----------
                  Total                              $7,687     $7,172
                                                 ========== ==========
Trademark and Formulae

       Formulae                                     $ 5,000    $ 5,000
       Trademark                                     18,750     18,750
       Accumulated Amortization or Impairment        (3,682)    (1,188)
                                                 ---------- ----------
       Net Trademark and Formulae                              $23,156
                                                            ==========

The Company purchased the rights to five formulae on July 23, 1996. These were purchased with stock.

                                         Pre-split    Post-split
         Name                   Value     Shares        Shares
         ----                  --------  ---------    ----------
         Zit Stick trademark     $1,000     10,000        66,742
         Zit Stick formula        1,000     10,000        66,742
         Facial Wash              1,000     10,000        66,742
         Body Cleansing Bar       1,000     10,000        66,742
         Blemish-Free Lotion      1,000     10,000        66,740
                               --------  ---------    ----------
         Total                   $5,000     50,000       333,708
                               ========  =========    ==========

On June 10, 2002 the Company purchased the trademark registration "Zit Stick" (#1,314,233), from its owner, Daniel Tennant, for 750,000 pre-split, 5,005,618 post-split shares of stock. Value was placed at $18,750. The previous owner is a company controlled by a major shareholder. No amortization or impairment has been taken against this value during the year 2002.

Trademark, Formulae and Client Files (NRC)

On February 25, 2003 the Company purchased the following trademark registration, formulae and client files from Neurochemical Research Corporation (NRC) by assuming an equal amount of NRC's liabilities. The previous owner is a company controlled by a major shareholder. No amortization or impairment has been taken against this value during the year 2002 and the period ending 6/30/03. Amortization has been taken beginning 7/1/03. On 12/31/03 $59,488 of the assumed NCR liabilities was forgiven therefore, the value of the corresponding assets was adjusted.

                                     3/31/04
         Trademark                                              $18,548
         Formulae                                                37,104
         Client Files                                             4,637
         Accumulated Amortization or Impairment                  (2,873)
                                                                 -------

         Net Trademark, Formulae and Client Files               $81,166
                                                                =======

The Company purchased the rights to the following Trademarks and Trade Names.

         Name                                                     Value
         ----                                                     -----
         QuitSystem, Trademark                                   $4,637
         ChemoKare, Trade name                                    4,637
         VisionKare, Trade name                                   4,637
         Anaplex, Trade name                                      4,637
                                                                  -----

         Total                                                  $18,548
                                                                =======

The Company purchased the rights to the following Formulae and Client Files.

   Name                                                                Value
   ----                                                                -----
   QuitSystem, Smokers Recovery Formula                               $4,637
   QuitSystem, Stimulant and Alcohol Abuse Recovery Formula            4,637
   AnaplexD, Antidepressant drug alternative Formula                   4,637
   AnaplexSD, Short Term Anxiety Formula                               4,637
   VisionKare, Advanced supplement for macular degeneration Formula    4,637
   ChemoKare, Natural Cancer Fighting Compound, Formula                4,637
   Male Virility, Natural Alternative to Viagra, Formula               4,637
   Trim-A-Way, Weight Control & Body Shaper supplements, Formula       4,637
   Client List                                                         4,637

         Total                                                       $41,741
                                                                    =========

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Earnings per Share
------------------
The basic (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year.

The Company has no potentially dilutive securities outstanding at the end of the statement periods. Therefore, the basic and diluted (loss) per share are presented on the face of the statement of operations as the same number.

Stock Based Compensation
------------------------
The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities' fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The common stock paid to non-employees was valued at the value of the services rendered.

Warranty and Right of Return
-----------------------------
The Company currently does not have a warranty or right of return policy. The Company plans to secure product liability insurance as soon as it commences shipment of goods.

Note 2. NOTES PAYABLE:

Notes payable and capital lease obligations consist of the following:

                                      12/31/03     12/31/02
                                    ------------ ------------
Demand Note from shareholder
Interest at 8%                           $35,000      $35,000

Demand note from shareholder
Interest at 8%                            10,000       10,000

Demand note from shareholder
Interest at 8%                            10,000       10,000

Accrued Interest                          11,760       11,038
                                    ------------ ------------
Total  Notes Payable                     $66,760      $66,038
                                    ============ ============

Note 3. STOCKHOLDERS' EQUITY

The Company (Loughran/Go Corporation) was incorporated April 29, 1996 in the state of Nevada. The Company had 100,000,000 shares of common stock authorized. Two forward stock splits and one stock retirement have been retroactively and ratably applied to all share amounts listed below.

Par value is $0.001 per common share.

The Company founders were issued 3,070,112 post-split common shares to cover the $410 cost of incorporation. Afterward, 6,674,157 post-split common shares were issued for the purchase of assets valued at $23,750; 5,230,382 post-split common shares were issued for services valued at $281,200; 15,216,854 post-split common shares were issued to retire $75,712 of debt and accumulated interest; 3,337,079 post-split common shares were issued to re-capitalize; 1,534,082 shares were sold for $124,000 and 3,000,000 common shares were issued to acquire subsidiary valued at $240,000.


Note 4. MERGER WITH LOUGHRAN/GO

On April 12, 2002 the Company merged with Loughran/Go Corporation a Nevada corporation. Loughran/Go Corporation was the surviving corporation. The merger was a re-capitalization accounted for as a reverse acquisition. This means that the historical numbers of 12 TO 20 PLUS, INCORPORATED are to be used for comparative purposes. The Company name was then changed to 12 TO 20 PLUS, INCORPORATED. The purpose of the merger was to make the Company more attractive to investors. The raising of additional capital would enable the Company to continue to promote its products.

The balance sheet of Loughran/Go prior to the merger was as follows.

         Assets                        $       0
         Payables                         16,970
                                       ---------
         Negative Net Worth             $(16,970)
                                       =========


Note 5. INCOME TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $84,676, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $384,891. The total valuation allowance is a comparable $84,676. Details for the last three years follow:

                                 12/31/03  12/31/02  12/31/01
                                 --------  --------  --------
         Deferred Tax Asset       $61,952    $4,602    $6,307
         Valuation Allowance      (61,952)   (4,602)   (6,307)
         Current Taxes Payable       0.00      0.00      0.00
                                 --------  --------  --------
         Income Tax Expense       $  0.00    $ 0.00    $ 0.00
                                 ========  ========  ========


Below is a chart showing the estimated corporate federal net operating loss
(NOL) and the year in which it will expire.

         Year                           Amount    Expiration
         ----                         ---------   ----------
         1999 and prior               $  23,832         2011
         2000                            29,873         2020
         2001                            28,668         2021
         2002                            20,916         2022
         2003                           281,602         2023
                                      ---------
         Total NOL                    $ 384,891
                                      =========

The Company has filed no income tax returns since inception. Management is planning to complete these during 2004.


Note 6.           LEASES AND OTHER COMMITMENTS:

The office rent is month to month. The numbers shown below assume that the Company will remain in its current office space.

                  Year 1        Year 2        Year 3       Year 4        Year 5
Office Lease      7,213         7,213         7,213        7,213         7,213



Note 7. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 146-150 and their effect on the Company.


SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

This statement requires companies to recognize costs associated with exit or disposal activities, other than SFAS 143 costs, when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of these costs are lease termination costs, employee severance costs associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective after December 15, 2002.

SFAS 147 Acquisitions of Certain Financial Institutions - an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9.

This statement makes the acquisition of financial institutions come under the statements 141 and 142 instead of statement 72, 144 and FASB Interpretation No.
9. This statement is applicable for acquisition on or after October 1, 2002.

SFAS 148 Accounting for Stock-Based Compensation - Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.


SFAS 149  Amendment  of  Statement  133 on  Derivative  Instruments  and Hedging
           Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.


SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
          Equity

This statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.


Note 8.           COMPLIANCE WITH SARBANES-OXLEY ACT OF 2002

The Company does not currently comply with all of the provisions of the Sarbanes-Oxley Act of 2002. It is the intention of the Company to comply with the rules and structure mandated therein. To this end the Company is seeking potential independent directors.

The new Act also requires an audit committee to consist of at least three independent members, one of which needs to be a financial and accounting expert. Currently, the Company has no separate audit committee and is also seeking potential audit committee members to serve on its future audit committee.

It  should  be  noted  that  the  Company  may  experience   trouble  attracting
independent directors because, at this time, it does not have Directors and Officers Liability Insurance in place.

                                 12 to 20, INC.
                              FINANCIAL STATEMENTS
                                   (Audited)
                            as of December 31, 2003


                     FINANCIAL STATEMENTS TABLE OF CONTENTS

Report of independent certified public accountant ........................... 41

Balance Sheets December 31, 2003 and December 31, 2002 ...................... 42

Statements of Operations Years Ended December 31, 2003.
     December 31, 2002 and December 31, 2001 ................................ 43

Statement  of  Stockholders'  Equity for the period
     December 31, 1999 to December 31, 2003 ................................. 44

Statements of Cash Flows Years Ended December 31, 2003,
     December 31, 2002 and December 31, 2001 ........................... 45 - 46

Notes to financial statements December 31, 2003 and 2002 ............... 46 - 54

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
                -------------------------------------------------

To the Board of Directors and Audit Committee
12 TO 20 Plus, Incorporated.

I have audited the accompanying balance sheets of 12 To 20 Plus, Incorporated, as of December 31, 2003, and 2002 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 12 To 20 Plus, Incorporated, as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003, 2002 and 2001 are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company is eight years old and has a substantial deficit in retained earnings from accumulated losses during each of those years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.


                                                     Shelley International, CPA



April 14, 2003
Mesa, Arizona

                           12 TO 20 PLUS, CORPORATION

                                 BALANCE SHEETS
                                 --------------



                                     ASSETS
                                     ------

                                  December 31,    December 31,
                                      2003            2002
                                --------------  --------------
CURRENT ASSETS
     Cash                        $       6,960   $       1,087
     Inventory                          24,401           3,442
     Lease Deposits                      2,869
     Prepaid Expenses                   67,826
                                --------------  --------------

     Total Current Assets              102,056           4,529
                                --------------  --------------

PROPERTY AND EQUIPMENT (NET)             7,172           2,500
                                --------------  --------------

OTHER ASSETS
     Trademarks, Formulae and
     Client Files (Net)                 79,296          23,750
                                --------------  --------------

     Total Other Assets                 79,296          23,750
                                --------------  --------------

TOTAL ASSETS                     $     188,524   $      30,779
                                ==============  ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
     Accounts Payable            $      60,275   $      18,584
     Notes Payable                      66,038          42,467
                                --------------  --------------

TOTAL LIABILITIES                      126,313          61,051
                                --------------  --------------

STOCKHOLDERS' EQUITY
     Common Stock authorized
     is 100,000,000
     shares at $0.001 par
     value.  Issued and
     outstanding on December
     31, 2003 is
     32,612,666, December 31,
     2002 is 29,700,000 shares.         32,613          29,700
     Additional Paid in Capital        411,489          40,317
     Stock Subscribed                    3,000           3,000
     Retained Earnings (Loss)         (384,891)       (103,289)
                                --------------  --------------

     Total Stockholders' Equity         62,211         (30,272)
                                --------------  --------------

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY             $     188,524   $      30,779
                                ==============  ==============


The accompanying notes are an integral part of these statements

                           12 TO 20 PLUS, CORPORATION

                            Statements of Operations
                            ------------------------


                                   Year Ended     Year Ended     Year Ended
                                  December 31,   December 31,   December 31,
                                     2003           2002           2001
                                 -------------- -------------- --------------

INCOME
     Sales                         $        159
                                 -------------- -------------- --------------


EXPENSES
     Administrative Expenses       $     81,428   $     10,129   $     22,068
     Consulting                         194,905          5,752
     Depreciation                         1,697          1,000          1,000
     Interest Expense                     3,572          4,035          5,600
                                 -------------- -------------- --------------

     Total Expenses                     281,602         20,916         28,668
                                 -------------- -------------- --------------

Net (Loss) before Income Taxes         (281,602)       (20,916)       (28,668)
                                 -------------- -------------- --------------
     Provision for Income Taxes

NET (LOSS)                         $   (281,602)  $    (20,916)  $    (28,668)
                                 ============== ============== ==============

Primary and Diluted
     Net (Loss) per Common Share          a              a              a
                                 -------------- -------------- --------------

Weighted Average Number of Shares
     Common Shares Outstanding       29,832,636     19,129,597      6,073,483
                                 -------------- -------------- --------------

a = less than $0.01

The accompanying notes are an integral part of these statements

                           12 TO 20 PLUS, CORPORATION

                        Statement of Stockholders' Equity
                        ---------------------------------

             for the period December 31, 1999 to December 31, 2003

                                          Common Stock
                                    -----------------------    Paid in        Stock    Accumulated       Total
                                       Shares      Amount      Capital     Subscribed      (Loss)        Equity
                                    ----------- ----------- ------------- ------------ ------------ --------------
Total as of December 31, 1999         3,070,112   $   3,070   $    (2,660)                            $       (410)

Common Stock Issued for Assets        1,668,539       1,669         3,331                             $      5,000
Common Stock Issued for Service         667,416         667           433                                    1,100
Common Stock Issued for Cash            667,416         667           333                                    1,000

 Net (Loss)                                                                                 (53,295)
                                    ----------- ----------- ------------- ------------ ------------ --------------

Total as of December 31, 2000         6,073,483       6,073         6,437                   (53,705)       (41,195)

 Net (Loss)                                                                                 (28,668)       (28,668)
                                    ----------- ----------- ------------- ------------ ------------ --------------

Total as of December 31, 2001         6,073,483       6,073         6,437                   (82,373)       (69,863)

Common Stock Issued for Service         266,966         267         1,733                                    2,000
Common Stock Issued for Assets        5,005,618       5,006        13,744                                   18,750
Common Stock Issued to retire Debt    6,674,157       6,674         6,151                                   12,825
Common Stock Issued to retire Debt    8,342,697       8,343        32,559                                   40,902
Recapitalization, April 12, 2002
     Common Stock Issued              3,337,079       3,337       (20,307)                                 (16,970)

                                                                                                                 -
Stock Subscribed                                                            $    3,000                       3,000
 Net (Loss)                                                                                 (20,916)       (20,916)
                                    ----------- ----------- ------------- ------------ ------------ --------------

Balance, December 31, 2002           29,700,000      29,700        40,317        3,000     (103,289)       (30,272)

Common Stock Issued for Cash            866,666         867       122,133                                  123,000
Common Stock Issued for Service       1,846,000       1,846       227,254                                  229,100
Common Stock Issued to retire Debt      200,000         200        21,785                                   21,985

                                                                                                              -
 Net (Loss)                                                                                (281,602)      (281,602)
                                    ----------- ----------- ------------- ------------ ------------ --------------

 Balance, December 31, 2003          32,612,666   $  32,613   $   411,489   $    3,000   $ (384,891)  $     62,211
                                    =========== =========== ============= ============ ============ ==============

The accompanying notes are an integral part of these statements

                           12 TO 20 PLUS, CORPORATION

                            Statements of Cash Flows
                            ------------------------

                                                    Year Ended    Year Ended    Year Ended
                                                   December 31,  December 31,  December 31,
                                                      2003          2002          2001
                                                  -------------- ------------- -------------
OPERATING ACTIVITIES

     Net (Loss)                                     $   (281,602)  $   (20,916)  $   (28,668)

     Significant Non-Cash Transactions
        Issued 1,846,000 common shares for
        services valued at $229,100 during 2003.         229,100
        Issued 200,000 common shares to retire
        debt in the amount of $21,785 during 2003.        21,985
        Issued 266,966 common shares for
        services valued at $2,000 during 2002.                           2,000

     Changes in Assets and Liabilities
        Inventory                                        (20,959)                     14,558
        Prepaid Expense                                  (70,695)                      2,287
        Amortization Expense                               4,743
        Depreciation Expense                               1,697         1,000         1,000
        Accounts Payables                                 41,691        (5,003)        5,137
                                                  -------------- ------------- -------------

Net Cash (Used) by Operating Activities                  (74,040)      (22,919)       (5,686)
                                                  -------------- ------------- -------------
INVESTING ACTIVITIES

     Purchase of Equipment                                (6,369)       16,970
     Trademarks, Formulae, Client Files                  (60,289)
                                                  -------------- ------------- -------------

Net Cash (Used) by Investing Activities                  (66,658)       16,970
                                                  -------------- ------------- -------------
FINANCING ACTIVITIES

     Principle Received on Notes                          23,571         4,036         5,600
     Proceeds from the sale of Common Stock                  867         3,000
     Paid in Capital                                     122,133
                                                  -------------- ------------- -------------

Cash Provided by Financing Activities                    146,571         7,036         5,600
                                                  -------------- ------------- -------------

Net Increase in Cash                                       5,873         1,087           (86)

Cash, Beginning of Period                                  1,087             -            86
                                                  -------------- ------------- -------------

Cash, End of Period                                 $      6,960   $     1,087   $         -
                                                  ============== ============= =============

Significant Non-Cash Transactions:

     For year ended December 31, 2003 Common Stock issued included 1,846,000 shares for services valued at $229,100 and 200,000 shares for retirement of $21,785 notes payable.

     For year ended  December  31, 2002 Common  Stock  issued  included  266,966 shares for services valued at $2,000; 5,005,618 shares for purchase of assets valued at $18,750; 15,016,854 shares for retirement of $53,727 debt and 3,337,079 for recapitalization.

Supplemental Information:
          The amount of interest for 2003, 2002 and 2001 was $3,572; $4,035 and $5,600 respectively.


The accompanying notes are an integral part of these statements

                           12 To 20 Plus, Incorporated

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2003 and 2002


Note 1. OVERVIEW OF OPERATIONS AND ACCOUNTING POLICIES

12 TO 20 PLUS INCORPORATED, was incorporated in April 26, 1996. The Company was organized to manufacture and market over-the-counter medical remedies and similar products through retail establishments. During 1996 the Company purchased formulae for the remedies. During the year 2000 inventory was purchased and additional promotion of products was begun. Although minimal sales have taken place to date, management has actively been distributing samples and expects sales to begin soon.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company has a substantial deficit in retained earnings from losses for the previous years. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty

Product Development
-------------------

The Company holds the trademarks Zit Stick, QuitSystem, ChemoKare, VisionKare and Anaplex. The Company holds the rights to manufacture and market the products Zit Stick, Zit Stick Patch, Pimple Pencil, Zit Stick Facial Wash, Body Cleansing Bar, Blemish-Free Lotion, QuitSystem (Smokers Recovery Formula), QuitSystem (Alcohol Abuse Recovery Formula), QuitSystem (Stimulant Abuse Recovery Formula), Anaplex (Natural Antidepressant Formula), VisionKare (Supplement for Macular Degeneration), ChemoKare (Natural Cancer Fighting Compound), Male Virility (Natural Alternative to Viagra) and Trim-A-Way (Weight Control & Body Shaper Supplement).

Marketing Strategy
------------------

The Company plans to market its products through an animated web site designed by an illustrator who creates special effects for the movie industry. The Company may also sell to Drugstore.com and other Internet retailers. Magazine advertising will direct potential customers to retail Internet sites.

Revenue Recognition
-------------------

The Company will recognize revenue upon shipment to the web site purchaser.


Research and Development
------------------------

The Company expenses product research and development costs as they are incurred. The Company does not expect to have much research and development costs.

Advertising
-----------

Advertising costs are expensed as incurred. Advertising expense totaled $7,388 for the year 2003, and $0 for the years 2002 and 2001.

Inventory
---------

The Company contracts with a third party to manufacture products and is not billed nor obligated for any work-in-process costs. Inventory is all finished goods and is stated at lower of cost or market on a FIFO basis. On February 25, 2003 the Company purchased inventory through the purchase of the assets and liabilities of NRC Corporation. Detail for the inventory at 12/31/03 and 12/31/02 follows:

                              12/31/03          12/31/02
                              --------          --------
     Inventory at Cost         $24,401            $3,442
                              ========          ========
Equipment
---------

Equipment is depreciated using the straight-line method over the estimated useful lives, which is five years. The Company acquired Leasehold Improvements through the purchase of the assets and liabilities of NRC Corporation.

Fixed assets consist of the following:
                                              12/31/03    12/31/02
                                              --------    --------
     Leasehold Improvements                     $3,741
     Office equipment                            7,628      $5,000
                                              --------    --------
     Total fixed assets                         11,369       5,000

     Less: Accumulated depreciation             (4,196)     (2,500)
                                              --------    --------
     Total                                      $7,173      $2,500
                                              ========    ========
Trademark and Formulae

     Formulae                                  $ 5,000     $ 5,000
     Trademark                                  18,750      18,750
     Accumulated Amortization or Impairment     (1,188)
                                              --------    --------
     Net Trademark and Formulae                $23,156     $23,750
                                              ========   =========

The Company purchased the rights to five formulae on July 23, 1996. These were purchased with stock.

                                                         Pre-split  Post-split
     Name                                        Value      Shares      Shares
                                              --------    --------    --------
     Zit Stick trademark                        $1,000      10,000      66,742
     Zit Stick formula                           1,000      10,000      66,742
     Facial Wash                                 1,000      10,000      66,742
     Body Cleansing Bar                          1,000      10,000      66,742
     Blemish-Free Lotion                         1,000      10,000      66,740
                                              --------    --------    --------

     Total                                      $5,000      50,000     333,708
                                              ========    ========    ========

On June 10, 2002 the Company purchased the trademark registration "Zit Stick" (#1,314,233), from its owner, Daniel Tennant, for 750,000 pre-split, 5,005,618 post-split shares of stock. Value was placed at $18,750. The previous owner is a company controlled by a major shareholder. No amortization or impairment has been taken against this value during the year 2002.

Trademark, Formulae and Client Files (NRC)
------------------------------------------

On February 25, 2003 the Company purchased the following trademark registration, formulae and client files from Neurochemical Research Corporation (NRC) by assuming an equal amount of NRC's liabilities. The previous owner is a company controlled by a major shareholder. No amortization or impairment has been taken against this value during the year 2002 and the period ending 6/30/03. Amortization has been taken beginning 7/1/03. On 12/31/03 $59,488 of the assumed NCR liabilities was forgiven therefore, the value of the corresponding assets was adjusted.

                                                      12/31/03
                                                      --------
     Trademark                                         $18,548
     Formulae                                           37,104
     Client Files                                        4,637
     Accumulated Amortization or Impairment             (4,743)
                                                      --------
     Net Trademark, Formulae and Client Files          $79,296
                                                      ========

The Company purchased the rights to the following Trademarks and Trade Names.

     Name                                                Value
     ----------------------                           --------
     QuitSystem, Trademark                              $4,637
     ChemoKare, Trade name                               4,637
     VisionKare, Trade name                              4,637
     Anaplex, Trade name                                 4,637
                                                      --------

         Total                                         $18,548
                                                      ========

The Company purchased the rights to the following Formulae and Client Files.

     Name                                                                Value
     ---------------------------------------------------------------   -------
     QuitSystem, Smokers Recovery Formula                               $4,637
     QuitSystem, Stimulant and Alcohol Abuse Recovery Formula            4,637
     AnaplexD, Antidepressant drug alternative Formula                   4,637
     AnaplexSD, Short Term Anxiety Formula                               4,637
     VisionKare, Advanced supplement for macular degeneration Formula    4,637
     ChemoKare, Natural Cancer Fighting Compound, Formula                4,637
     Male Virility, Natural Alternative to Viagra, Formula               4,637
     Trim-A-Way, Weight Control & Body Shaper supplements, Formula       4,637
     Client List                                                         4,637
                                                                       -------
     Total                                                             $41,741
                                                                       -------
Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Earnings per Share
------------------

The basic (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year.

The Company has no potentially dilutive securities outstanding at the end of the statement periods. Therefore, the basic and diluted (loss) per share are presented on the face of the statement of operations as the same number.

Stock Based Compensation
------------------------

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities' fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The common stock paid to non-employees was valued at the value of the services rendered.

Warranty and Right of Return
----------------------------

The Company currently does not have a warranty or right of return policy. The Company plans to secure product liability insurance as soon as it commences shipment of goods.


Note 2. NOTES PAYABLE:

Notes payable and capital lease obligations consist of the following:

                                              12/31/03    12/31/02
                                              --------    --------
     Demand Note from shareholder
     Interest at 8%                            $35,000     $35,000

     Demand note from shareholder
     Interest at 8%                             10,000

     Demand note from shareholder
     Interest at 8%                             10,000

     Accrued Interest                           11,038       7,467
                                              --------    --------
     Total  Notes Payable                      $66,038     $42,467
                                              ========    ========

Note 3. STOCKHOLDERS' EQUITY

The Company (Loughran/Go Corporation) was incorporated April 29, 1996 in the state of Nevada. The Company had 100,000,000 shares of common stock authorized. Two forward stock splits and one stock retirement have been retroactively and ratably applied to all share amounts listed below.

Par value is $0.001 per common share.

The Company founders were issued 3,070,112 post-split common shares to cover the $410 cost of incorporation. Afterward, 6,674,157 post-split common shares were issued for the purchase of assets valued at $23,750; 2,780,382 post-split common shares were issued for services valued at $232,200; 15,216,854 post-split common shares were issued to retire $75,712 of debt and accumulated interest; 3,337,079 post-split common shares were issued to re-capitalize and 1,534,082 shares were sold for $124,000.


Note 4. MERGER WITH LOUGHRAN/GO

On April 12, 2002 the Company merged with Loughran/Go Corporation a Nevada corporation. Loughran/Go Corporation was the surviving corporation. The merger was a re-capitalization accounted for as a reverse acquisition. This means that the historical numbers of 12 TO 20 PLUS, INCORPORATED are to be used for comparative purposes. The Company name was then changed to 12 TO 20 PLUS, INCORPORATED. The purpose of the merger was to make the Company more attractive to investors. The raising of additional capital would enable the Company to continue to promote its products.

The balance sheet of Loughran/Go prior to the merger was as follows.

     Assets                                   $      0
     Payables                                   16,970
                                              --------
     Negative Net Worth                       $(16,970)
                                              ========

Note 5. INCOME TAXES:

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $84,676, which is calculated by multiplying a 22% estimated tax rate by the cumulative NOL of $384,891. The total valuation allowance is a comparable $84,676. Details for the last three years follow:

                                              12/31/03    12/31/02    12/31/01
                                              --------    --------    --------
     Deferred Tax Asset                        $61,952      $4,602      $6,307
     Valuation Allowance                       (61,952)     (4,602)     (6,307)
     Current Taxes Payable                        0.00        0.00        0.00
                                              --------    --------    --------
     Income Tax Expense                       $   0.00    $   0.00    $   0.00
                                              ========    ========    ========

Below is a chart showing the  estimated  corporate  federal net  operating  loss
(NOL) and the year in which it will expire.

     Year                          Amount        Expiration
     ---------------           ----------        ----------
     1999 and prior             $  23,832           2011
     2000                          29,873           2020
     2001                          28,668           2021
     2002                          20,916           2022
     2003                         281,602           2023
     ---------------           ----------
     Total NOL                   $384,891
                               ==========

The Company has filed no income tax returns since inception. Management is planning to complete these during 2004.

Note 6. LEASES AND OTHER COMMITMENTS:

The office rent is month to month. The numbers shown below assume that the Company will remain in its current office space.

                  Year 1     Year 2      Year 3      Year 4     Year 5
Office Lease       7,213      7,213       7,213       7,213      7,213


Note 7. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards SFAS 145-150 and their effect on the Company.

SFAS 146 Accounting for Costs Associated with Exit or Disposal Activities

This statement requires companies to recognize costs associated with exit or disposal activities, other than SFAS 143 costs, when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of these costs are lease termination costs, employee severance costs associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. This statement is effective after December 15, 2002.

SFAS 147 Acquisitions of Certain Financial Institutions - an amendment of FASB Statement No. 72 and 144 and FASB Interpretation No. 9.

This statement makes the acquisition of financial institutions come under the statements 141 and 142 instead of statement 72, 144 and FASB Interpretation No.
9. This statement is applicable for acquisition on or after October 1, 2002.

SFAS 148 Accounting for Stock-Based Compensation - Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's current financial position, results or operations, or cash flows.


Note 8. COMPLIANCE WITH SARBANES-OXLEY ACT OF 2002

The Company does not currently comply with all of the provisions of the Sarbanes-Oxley Act of 2002. It is the intention of the Company to comply with the rules and structure mandated therein. To this end the Company is seeking potential independent directors.

The new Act also requires an audit committee to consist of at least three independent members, one of which needs to be a financial and accounting expert. Currently, the Company has no separate audit committee and is also seeking potential audit committee members to serve on its future audit committee.

It  should  be  noted  that  the  Company  may  experience   trouble  attracting
independent directors because, at this time, it does not have Directors and Officers Liability Insurance in place.


Note 9. SUBSEQUENCE EVENT

On March 22, 2004, The Company acquired 100% of the issued and outstanding shares of the common stock of H. Bana Ltd. (HBL), a Delaware Corporation in exchange for 3,000,000 shares of the Company's restricted common stock. HBL becomes a wholly-owned subsidiary of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Please refer to "MANAGEMENT - Limitations on Officer and Director Liability."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the Common Stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers filing fees.



                                          Amount  to
                                           Be  paid
                                          ----------

SEC  Registration  Fee                    $    300
Printing  and  Edgarizing  expenses       $  1,500
Legal  fees  and  expenses                $  8,000
Accounting  fees  and  expenses           $ 14,000
Transfer  agent                           $    500
Stock  certificates                       $    200
Miscellaneous                             $    500
                                          ----------
Total                                     $ 25,000
                                          ==========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

None.

EXHIBITS

     3.1  Articles of Incorporation (1)
     3.2  Bylaws (1)
     3.3  Articles and Plan of Merger (1)
     3.4  Amendment to Articles of Incorporation (1)
     3.5  Amendment to Articles of Incorporation (1)
     3.6  Investment Agreement
     3.7  Registration Rights Agreement
     5.1  Opinion re: Legality/Consent of Counsel
     23.1 Consent of Independent Auditors

(1) Incorporated by reference from Form SB-2 filed April 9, 2003.

                                  UNDERTAKINGS
                                  ------------

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of San Luis Obispo, California, on June 30, 2004.

                                  12 to 20,Inc.





 By:   /s/  Carol Slavin
     ----------------------------
            Carol Slavin,  President



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:



SIGNATURE                      TITLE              DATE
----------------------         -------------      -------------
/s/ Carol Slavin               Director           July 15,2004

/s/ Elizabeth Yaeger           Director           July 15, 2004

/s/ Linda Hannon               Director           July 15, 2004